Exhibit 99.2

Generation Partners Media Contact:	Virtual Radiologic Media Contacts:
Mark Jennings	Les Mann
203.422.8202	952.595.1295
jennings@generation.com	les.mann@vrad.com

Matt Sullivan
612.817.1385
msullivan@psbpr.com
FOR IMMEDIATE RELEASE
VIRTUAL RADIOLOGIC TO BE ACQUIRED BY PROVIDENCE EQUITY PARTNERS
Stockholders to receive $17.25 per share in cash;
transaction valued at approximately $294 million
Greenwich, CT. and Eden Prairie, Minn. May 17, 2010 — Generation Partners today announced that Virtual Radiologic Corporation (NASDAQ: VRAD), a national radiology practice and a leader in the development of radiologist workflow technology, has entered into a definitive agreement under which Providence Equity Partners will acquire all of the outstanding common stock of vRad for $17.25 per share in cash. Generation Partners is the Company’s largest shareholder and was the Company’s first institutional investor.
The offer price represents a premium of 41.7 percent over the 30-day average closing stock price of $12.18 as of May 14, 2010, and a premium of 54.9 percent over the three month average closing stock price of $11.13. Based on the per share consideration, the transaction is valued at approximately $294 million.
vRad’s board of directors unanimously approved the agreement and recommends that shareholders vote in favor of the transaction. vRad’s co-founder and Chief Medical Officer, Dr. Eduard Michel, who owns 6.0% of the Company’s outstanding common shares, and Generation Partners, which owns 25.3% of the Company’s common shares, have executed Voting Agreements pursuant to which they have agreed to vote in favor of the transaction. The transaction is expected to be completed in the third quarter of 2010, subject to customary closing conditions, and regulatory and shareholder approvals. Upon completion, vRad will become a private company, wholly owned by Providence.
Virtual Radiologic Corporation (“vRad” or the “Company”) is a national radiology practice working in partnership with local radiologists and hospitals to optimize radiology’s pivotal role in patient care. vRad’s more than 140 radiologists serve 1,200+ facilities (21% of U.S. hospitals), reading 2.7 million studies annually. Delivering access to extensive subspecialty coverage, vRad contributes to improved quality of patient care. And with its next-generation technology, vRad enhances productivity, helping to lower the overall cost of care while expediting time to diagnosis and treatment.
“vRad has been a highly successful investment for our firm”, commented Mark Jennings, Managing Partner at Generation Partners. “During the period of our ownership, vRad grew annual revenues from approximately $13 million to more than $120 million today. vRad has become a leader in its industry, helping to redefine the quality of patient care through its innovative use of technology.” He added, “with the sale of vRad and last year’s sale of MedVance Institute, a national leader in medical and allied health-related career training, Generation is realizing the success that comes from a strong commitment to the healthcare services industry and our more than twenty-year track record of working with management teams to build high growth service businesses.” Andrew Hertzmark, Partner at Generation Partners, added “the vRad management team has done an outstanding job building the Company and we are highly confident that vRad will continue to grow and set the standard for care and innovation in the industry under Providence’s ownership.”
“We believe that this transaction provides an attractive, all-cash valuation that is in the best interests of our stockholders,” said Rob Kill, vRad’s Chairman and Chief Executive Officer. “We have had an outstanding partnership with Generation Partners for the past five years and their hard work and expertise have been invaluable in helping us transform the Company into the industry leader delivering the highest quality patient care with industry-leading service levels.”
Additional Information and Where to Find It
The proposed transaction will be submitted to Virtual Radiologic’s stockholders for their consideration, and Virtual Radiologic will file with the SEC a proxy statement to be used to solicit stockholder approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. VIRTUAL RADIOLOGIC STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Virtual Radiologic, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to: Virtual Radiologic Corporation, 11995 Singletree Lane, Suite 500, Eden Prairie, MN 55344, Attention: Investor Relations, or by telephone at (952) 595-1100 or by e-mail to info@virtualrad.com.
Virtual Radiologic and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from Virtual Radiologic’s stockholders in respect of the proposed transaction. Information about the directors and executive officers of Virtual Radiologic and their respective interests in Virtual Radiologic by security holdings or otherwise is set forth in its proxy statements and Annual Reports on Form 10-K previously filed with the SEC. Investors may obtain additional information regarding the interests of the participants by reading the proxy statement regarding the acquisition when it becomes available. Each of these documents is, or will be, available for free at the SEC’s web site at www.sec.gov and at the Investor Relations page of Virtual Radiologic’s web site at www.virtualrad.com.
About Generation Partners
Generation Partners is a private equity firm with $340 million of capital under management with offices in Greenwich, CT and San Francisco, CA. Generation provides equity capital to growth companies and pursues both majority and minority investments. Generation focuses on recurring revenue service businesses with strong secular growth drivers and specializes in professionalizing businesses to break through the $100 million mark and beyond. Over the past 23 years, the firm’s principals have invested in more than 50 companies including: Post University, Sterling Infosystems, Virtual Radiologic, MedVance Institute, Demand Media, Hotjobs, thePlatform for Media, Agility Recovery Solutions, High End Systems, and many others. For more information on Generation Partners, please visit www.generation.com.
About Virtual Radiologic
Virtual Radiologic Corporation (vRad) is a national radiology practice working in partnership with local radiologists and hospitals to optimize radiology’s pivotal role in patient care. vRad’s more than 140 radiologists serve 1,200+ facilities (21% of U.S. hospitals), reading 2.7 million studies annually. Delivering access to extensive subspecialty coverage, vRad contributes to improved quality of patient care. And with its next-generation technology, vRad enhances productivity, helping to lower the overall cost of care while expediting time to diagnosis and treatment. For more information, visit www.vrad.com.

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